Exhibit 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Revised 2009 Results of Operations

LANSING, Mich., and PHOENIX, Ariz.: March 19, 2010:  Capitol Bancorp Limited (NYSE: CBC) announced today that it revised its 2009 results of operations from those announced on January 28, 2010.

Results of operations for 2009 have been revised and include additional provisions for loan losses approximating $20.7 million relating to regulatory exam reports received after year-end 2009 and approximately $9.6 million of write-downs and related expense recognition resulting from appraisal data received after year-end 2009 for collateral-dependent loans and other real estate owned.  Revisions relating to the provision for loan losses and related allowance arose primarily from additional provisions made for two of Capitol’s most challenged banks to address credit deterioration at those institutions.  The allowance for loan losses of Michigan Commerce Bank was increased with a $15.7 million addition, and $5 million was added for Sunrise Bank of Arizona.

After giving effect to these adjustments, the net loss attributable to Capitol Bancorp for the year ended December 31, 2009 increased from approximately $168.3 million, or $9.73 per share, to approximately $195.2 million, or $11.28 per share.

Capitol Bancorp’s Chairman and CEO Joseph D. Reid said, “We are continuing to address credit issues contained in our loan portfolio and, as a result, have cautiously added reserves in the challenged Michigan and Arizona markets.”

Regulatory Tier 1 leverage, Tier 1 risk-based and total risk-based capitol ratios for Capitol as of December 31, 2009 were 4.6 percent, 6.0 percent and 9.5 percent, respectively, and, accordingly, Capitol was classified as adequately-capitalized.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community banking company, with a network of separately chartered banks in 17 states.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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